UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                           PEAK INTERNATIONAL LIMITED
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    G69586108
                              --------------------
                                 (CUSIP Number)

                                  June 3, 2008
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                              CUSIP NO. G69586108

1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

         Quaker Capital Management Corporation
         -----------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

         (a)
                  ------
         (b)        X
                  ------

3.       SEC Use Only
                                    --------------------------------------------

4. Citizenship or Place of Organization                         Pennsylvania
                                                                ----------------

Number of         5.       Sole Voting Power                    0
  Shares                                                        ----------------
Beneficially      6.       Shared Voting Power                  0
  Owned by                                                      ----------------
Each Reporting    7.       Sole Dispositive Power               0
   Person                                                      ----------------
   With:          8.       Shared Dispositive Power             0
                                                                ----------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0
         ----------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                    --------


11. Percent of Class Represented by Amount in Row (9)

                                                                0%
                                                                ----------------

12. Type of Reporting Person                                    IA
                                                                ----------------



                               Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. G69586108


Item 1.

         (a)      Name of Issuer

                  PEAK INTERNATIONAL LIMITED
                  --------------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  Flat E & F, 19/F., CDW Building, 388 Castle Peak Road
                  Tsuen Wan, New Territories Hong Kong
                  --------------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Quaker Capital Management Corporation
                  --------------------------------------------------------------

         (b)      Address of Principal Business Office or, if none, Residence

                  601 Technology Drive, Suite 310, Canonsburg,
                  Pennsylvania 15317
                  --------------------------------------------------------------

         (c)      Citizenship

                  Pennsylvania Corporation
                  --------------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  --------------------------------------------------------------

         (e)      CUSIP Number

                  G69586108
                  --------------------------------------------------------------

                               Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. G69586108


Item 3.       If this  statement  is filed  pursuant  to  ss.ss.    240.13d-1(b)
              or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)   /   / Broker of dealer registered under section 15 of the Act;

     (b)   /   / Bank as defined in section 3(a)(6) of the Act;

     (c)   /   / Insurance company as defined in section 3(a)(19) of the Act;

     (d)   /   / Investment company registered under section 8 of the Investment
                 Company Act of 1940;

     (e)   / X / An investment adviser  in   accordance with  ss.240.13d-1(b)(l)
                 (ii)(E);

     (f)   /   / An employee benefit plan or endowment fund in accordance   with
                 ss.240.13d-1(b)(1)(ii)(F);

     (g)   /   / A parent holding company or control person in accordance   with
                 ss.240.13d-1(b)(1)(ii)(G);

     (h)   /   / A savings association as defined   in   Section 3(b)  of    the
                 Federal Deposit Insurance Act;

     (i)  /    / A church plan that is excluded  from  the   definition  of   an
                 investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)   /   / Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.       Ownership
              ---------

         (a) Not applicable.

         (b) Not applicable.

         (c) Not applicable.

Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to

                               Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. G69586108


be the  beneficial  owner of more than five percent of the class of  securities,
check the following:                   X
                                   ----------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                              CUSIP NO. G69586108


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           QUAKER CAPITAL MANAGEMENT CORPORATION


                                             June 6, 2008
                                             -----------------------------------
                                                                            Date



                                             /s/ Mark G. Schoeppner
                                             -----------------------------------
                                                                       Signature



                                             Mark G. Schoeppner, President
                                             -----------------------------------
                                                                      Name/Title




                               Page 6 of 6 Pages